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Progenics Pharmaceuticals, Inc.:

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Vice President
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(914) 789-2814
rkrawiec@progenics.com

Dory A. Lombardo
Senior Manager
Corporate Affairs
(914) 789-2818
dlombardo@progenics.com

Media Contact:
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WeissComm Partners
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NEW ENGLAND JOURNAL OF MEDICINE PUBLISHES RESULTS FROM A RELISTOR PHASE 3 CLINICAL STUDY

--  Study Demonstrated Efficacy of RELISTOR for Use in Advanced-Illness Patients with Opioid-Induced Constipation --

Collegeville, Pa., and Tarrytown, N.Y., May 28, 2008 – Wyeth Pharmaceuticals, a division of Wyeth (NYSE: WYE), and Progenics Pharmaceuticals, Inc. (Nasdaq: PGNX) today announced the publication of results from a pivotal phase 3 trial of RELISTORTM (methylnaltrexone bromide) subcutaneous injection in the May 29, 2008 issue of the New England Journal of Medicine. RELISTOR is a newly approved therapy for the treatment of opioid-induced constipation (OIC) in patients with advanced illness who are receiving palliative care, when response to laxative therapy has not been sufficient.

The clinical study showed that significantly more OIC patients with advanced illness experienced bowel movements (laxation) within four hours of receiving their first dose of subcutaneous RELISTOR than patients receiving placebo, without the use of a rescue laxative (48 percent vs. 15 percent; P<0.001). The study also demonstrated that RELISTOR did not impair the ability of opioids to provide pain relief, and the drug was generally well tolerated.

“Effectively managing pain is critical for patients with advanced illness,” says Jay Thomas, M.D., Ph.D., a lead author of the study and Clinical Medical Director of The San Diego Hospice and the Institute for Palliative Medicine. “However, the side effects associated with many pain medications can represent a significant barrier to providing good pain management for those patients. The data published in NEJM are particularly exciting because not only do they demonstrate that RELISTOR has the potential to relieve OIC effectively, but that it does so without interfering with much-needed pain relief.”

Each year, more than 1.5 million Americans receive palliative care due to an advanced illness, such as incurable cancer, end-stage heart and lung disease, or AIDS. A considerable number of these patients are prescribed opioids to manage their pain, and experts say that constipation occurs in practically all of them. However, for many, laxatives do not provide sufficient relief.  RELISTOR, administered via subcutaneous injection, is a peripherally acting mu-opioid receptor antagonist that counteracts the constipating effects of opioid pain medications in the gastrointestinal tract without impacting opioid-mediated analgesic effects on the central nervous system.

Study Design and Results

The double-blind, randomized, placebo-controlled phase 3 trial examined the efficacy and safety of subcutaneous RELISTOR in relieving OIC in patients with an advanced illness. Co-primary end points were the proportion of patients with a rescue-free bowel movement within four hours of the first dose, and the proportion of patients with rescue-free bowel movements occurring within four hours of at least two of the first four doses, both compared to placebo. Patients who completed the two-week, placebo-controlled trial were eligible to enter a subsequent three-month, open-label extension study. Patients in the extension study received RELISTOR as needed, not more frequently than once daily, for up to three months.

In the double-blind phase of the study, 48 percent of patients experienced a bowel movement within four hours of receiving the first dose of RELISTOR (0.15 mg/kg), more than three times the rate seen in patients treated with placebo (15 percent; P<0.001). Half of the RELISTOR patients who responded within 4 hours did so within 30 minutes. Additionally, more patients receiving RELISTOR (52 percent) experienced a bowel movement within four hours of receiving at least two of the first four doses than those receiving placebo (8 percent) (P<0.001). The response rates remained consistent throughout the extension study. Overall safety data from the studies showed that RELISTOR was generally well tolerated. The most frequently reported adverse events were abdominal pain and flatulence.
Full study results from this first published analysis of a phase 3 subcutaneous RELISTOR trial can be found in the current issue of the New England Journal of Medicine (http://content.nejm.org).

About RELISTOR

RELISTOR was recently approved in the United States for the treatment of opioid-induced constipation in patients with advanced illness who are receiving palliative care, when response to laxative therapy has not been sufficient. Use of RELISTOR beyond four months has not been studied. RELISTOR has also been approved in Canada and received a positive opinion from the Committee for Medicinal Products for Human Use (CHMP), the scientific committee of the European Medicines Agency (EMEA). EMEA regulatory action is pending.

Important Safety Information for RELISTOR

•	RELISTOR is contraindicated in patients with known or suspected mechanical gastrointestinal obstruction.
•	If severe or persistent diarrhea occurs during treatment, advise patients to discontinue therapy with RELISTOR and consult their physician.
•	Use of RELISTOR has not been studied in patients with peritoneal catheters.
•	The most common adverse reactions with RELISTOR in clinical trials were abdominal pain, flatulence, and nausea.

RELISTOR Prescribing Information is available at www.relistor.com.

About the Companies

Wyeth Pharmaceuticals, a division of Wyeth, has leading products in the areas of women’s health care, infectious disease, gastrointestinal health, central nervous system, inflammation, transplantation, hemophilia, oncology, vaccines and nutritional products. Wyeth is one of the world’s largest research-driven pharmaceutical and health care products companies.  It is a leader in the discovery, development, manufacturing and marketing of pharmaceuticals, vaccines, biotechnology products, nutritionals and non-prescription medicines that improve the quality of life for people worldwide.  The Company’s major divisions include Wyeth Pharmaceuticals, Wyeth Consumer Healthcare and Fort Dodge Animal Health.

WYETH DISCLOSURE NOTICE: The statements in this press release that are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In particular, there can be no assurance that the subcutaneous form of RELISTOR will be commercially successful in the United States and Canada or that RELISTOR will be successfully developed and commercialized in other formulations or indications and/or in other countries. Other risks and uncertainties that could cause actual results to differ materially from those expressed or implied by forward-looking statements include, without limitation, the inherent uncertainty of the timing and success of, and expense associated with, research, development, regulatory approval and commercialization of our products and pipeline products; government cost-containment initiatives; restrictions on third-party payments for our products; substantial competition in our industry, including from branded and generic products; emerging data  on our products and pipeline products; the importance of strong performance from our principal products and our anticipated new product introductions; the highly regulated nature of our business; product liability, intellectual property and other litigation risks and environmental liabilities; uncertainty regarding our intellectual property rights and those of others; difficulties associated with, and regulatory compliance with respect to, manufacturing of our products; risks associated with our strategic relationships; economic conditions including interest and currency exchange rate fluctuations; changes in generally accepted accounting principles; trade buying patterns; the impact of legislation and regulatory compliance; risks and uncertainties associated with global operations and sales; and other risks and uncertainties, including those detailed from time to time in our periodic reports filed with the Securities and Exchange Commission, including our current reports on Form 8-K, quarterly reports on Form 10-Q and annual report on Form 10-K, particularly the discussion under the caption “Item 1A, RISK FACTORS” in our Annual Report on Form 10-K for the year ended December 31, 2007, which was filed with the Securities and Exchange Commission on February 29, 2008.  The forward-looking statements in this press release are qualified by these risk factors. We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

Progenics Pharmaceuticals, Inc., of Tarrytown, NY, is a biopharmaceutical company focusing on the development and commercialization of innovative therapeutic products to treat the unmet medical needs of patients with debilitating conditions and life-threatening diseases. Principal programs are directed toward gastroenterology as well as the treatment of HIV infection and cancer. The Company, in collaboration with Wyeth, is developing RELISTOR for the treatment of opioid-induced side effects, including constipation (oral and subcutaneous formulations) and postoperative ileus (intravenous formulation).  In the area of HIV infection, the Company is developing the viral-entry inhibitor PRO 140, a humanized monoclonal antibody targeting the HIV entry co-receptor CCR5, which has completed phase 1b clinical studies with positive results. In the area of prostate cancer, the Company is developing a human monoclonal antibody drug conjugate – a selectively targeted cytotoxic antibody directed against prostate-specific membrane antigen (PSMA), a protein found on the surface of prostate cancer cells. Progenics is also developing vaccines designed to stimulate an immune response to PSMA.

PROGENICS DISCLOSURE NOTICE: The information contained in this document is current as of May 28, 2008. This press release contains forward-looking statements. Any statements contained herein that are not statements of historical fact may be forward-looking statements. When the Company uses the words “anticipates,” “plans,” “expects” and similar expressions, it is identifying forward-looking statements. Such forward-looking statements involve risks and uncertainties which may cause the Company’s actual results, performance or achievements to be materially different from those expressed or implied by forward-looking statements. Such factors include, among others, the uncertainties associated with product development, the risk that clinical trials will not commence or proceed as planned, the risks and uncertainties associated with dependence upon the actions of our corporate, academic and other collaborators and of government regulatory agencies, the risk that our licenses to intellectual property may be terminated because of our failure to have satisfied performance milestones, the risk that products that appear promising in early clinical trials do not demonstrate efficacy in larger-scale clinical trials, the risk that we may not be able to manufacture commercial quantities of our products, the uncertainty of future profitability and other factors set forth more fully in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and other reports filed with the Securities and Exchange Commission, to which investors are referred for further information. In particular, the Company cannot assure you that any of its programs will result in a commercial product. Progenics does not have a policy of updating or revising forward-looking statements and assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments. Thus, it should not be assumed that the Company’s silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.

Editor’s Note:
Additional information on Progenics is available at www.progenics.com
Additional information on Wyeth is available at www.wyeth.com.
Additional information regarding RELISTOR is available at www.relistor.com.